Exhibit 10.2

September 10, 2004

Scott McCreary

196 Four Sisters Road

South Burlington, VT 05403

Dear Scott,

I am pleased to offer you the position of Senior Vice President and Chief Operating Officer of Green Mountain Coffee Roasters. In this capacity, you will report directly to me and will have direct responsibility for the oversight of Operations, Sales & Marketing and MIS. Your compensation will include an annual base salary of $240,000, paid in bi-weekly increments. You will be eligible for participation in the Corporate Bonus program. In the short-term plan, your target will be 45% of base salary. A long-term program will be mutually agreed upon and be based on specific financial and individual targets.

Additionally, pending approval at the next Board of Directors meeting, you will receive 50,000 stock options at their market value as of your first day of employment. These options vest over four years at 25% a year. In the event of change of control or involuntary termination (except for willful misconduct) the options will immediately vest at 100%.

You will receive a $75,000 (gross) sign-on bonus. Should you voluntarily leave Green Mountain Coffee Roasters within six months of employment, this must be reimbursed on a pro-rata basis.

Should your employment be terminated for any reason other than cause (defined as willful misconduct of fraud), including a change in control, you will be eligible to receive 12 months severance, paid in accordance with the regular payroll schedule.

You will be entitled to participate in GMCR’s medical, dental, life and disability programs. You will be eligible to participate in our Combined Time Off (CTO) program. Additional information regarding these programs will be sent under separate cover. Any questions regarding benefits can be directed to Kathy Brooks.

This offer is contingent upon compliance with the Immigration Reform and Control Act of 1986, successful completion of the pre-employment physical and favorable professional references.

Scott, I look forward to working with you and am pleased that you will be joining the Senior Leadership Team at Green Mountain Coffee Roasters.

Please sign one copy of this letter to signify your acceptance and return to me.

Sincerely,

/s/ Bob Stiller
Chairman, CEO and President

I confirm my acceptance of your offer of employment as Senior Vice President and Chief Operating Officer.

/s/ Scott McCreary	September 10, 2004